EXHIBIT 99.1

FOR IMMEDIATE RELEASE	For more information, contact:
Cheryl Walsh, 602.957.9779
Growth Strategies Group

GameTech Reports Financial Results for Second Quarter

Company Increases its R&D Investment

RENO, Nev., May 21, 2003 — GameTech International, Inc. (Nasdaq: GMTC), a leading supplier of electronic bingo equipment, today announced financial results for the Company’s second fiscal quarter and six-month period ended April 30, 2003.  Revenues for the quarter amounted to over $13.3 million, an improvement of $1.2 million, or 10.0%, over revenues for the second quarter of fiscal 2002.  Net income for the three months was approximately $226,000, equal to $0.02 per diluted share, compared to the prior year’s second quarter net income of approximately $1.1 million, or $0.10 per diluted share.  For the six months ended April 30, 2003, revenues were approximately $26.5 million compared to $24.0 million for the comparable period of the previous fiscal year, up 10.7%.  Net income for the six-month period amounted to $748,000 or $0.06 per diluted share, compared to $2.0 million, or $0.17 per diluted share, for the comparable 2002 fiscal period.

The revenue growth for fiscal 2003 to date was attributable to increases of approximately 3.0% in the Company’s installed base of bingo player units for both the second quarter and six-month periods.  The increase in units was largely the result of the expansion of the installation of the Company’s color portable unit, the TED2CTM, and the additional installed base acquired with the purchase of certain assets of International Gaming Systems, LLC (“IGS”) that was completed in November 2002.  The popularity and customer acceptance of the TED2CTM contributed to revenue growth across all markets, while the IGS acquisition helped drive revenue increases in the northeast and southern domestic markets.

“We are gratified with the continued enthusiasm and customer acceptance of our color handheld unit, the TED2CTM, and the successful integration of International Gaming Systems’ fixed-base units into our operations,” said Clarence Thiesen, Chief Executive Officer.  “These two events have contributed significantly to the revenue increases we have achieved to date during fiscal 2003.   We look forward to providing our customers with new and improved products, such as our recently introduced Pay-n-Play credit-based feature for fast-paced pari-mutuel bingo and RF upgrades to our handheld units allowing for automatic daubing for faster play.”

Although the Company achieved increases in revenues and gross profits, it realized declines in net income for both the three months and six months ended April 30, 2003 compared to the comparable periods of fiscal 2002.  The declines were primarily the result of increases in investment in research and development costs and in general and administrative expenses. The Company’s commitment to increased research and development efforts has led to increases in these costs of approximately $327,000 and $903,000 for the three-month and six-month period of fiscal 2003, respectively.  The increased investment was driven by significant growth in the number of engineers committed to research and development and increased external project costs.  General and administrative expenses also grew significantly, up $968,000 and $1.9 million for the three-month and six-month periods, respectively.  The increases in general and administrative expenses were attributable to legal and other professional services costs.  Legal costs increased as a result of the Company’s litigation with a former distributor in Texas, a former distributor of IGS in Mississippi and other legal proceedings, as well as costs associated with improvement of the marketability and competitive positioning of GameTech products and services in many states.

Sales and marketing expenses also increased for the three-month and six-month period; however, the rate of growth was at a rate less than that of revenue growth.  The increases were principally the result of increased distributor commissions, in line with the improved revenues.

 “We believe that recent and future expenses related to aggressive defense of legal challenges will lead to substantial long-term benefits, including protecting our current markets,” Thiesen added. “In the near term, however, we expect the increased investment in research and development and the elevated legal costs will continue to impinge on our bottom line results.”

The Company’s working capital and liquidity remained healthy at April 30, 2003.  Cash and marketable securities amounted to $10.9 million on that date, and working capital amounted to $13.9 million.

GameTech International, Inc. is a leading supplier of a comprehensive line of electronic bingo equipment, including hand-held bingo units, fixed-base units and turnkey accounting and management software.  The Company supports its bingo operator customers with products it believes increase play, revenues and profits, and software customized to enhance management and operations, all backed by unparalleled customer service and support.

Certain statements contained in this press release may be deemed to be forward looking statements under federal securities laws, and GameTech intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include the Company’s plans and expectations of the financial growth and operating results of the Company. GameTech cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward looking statements contained herein. Such factors include the following: (a) the ability of the Company to introduce products in the future that achieve commercial success; (b) the results of the Company’s cost-containment initiatives; (c) the ability of the Company to generate significant revenue in new geographic markets, (d) changes in the regulatory environment for the Company’s products and the ability of the Company and its products to be licensed; (e) the level of research and development costs and legal expenses; and (f) the ability of the Company’s management, individually or collectively, to guide the Company in a successful manner. Additional information on these and other risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the fiscal year ended October 31, 2002.

GAMETECH INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATION

(In thousands, except share and per share amounts)

	Three Months Ended April 30,		Six Months Ended April 30,
	2002	2003	2002	2003
	(Unaudited)		(Unaudited)

Revenue	$12,106	$13,322	$23,956	$26,520
Cost of revenues	4,536	5,600	9,499	10,864
Gross profit	7,570	7,722	14,457	15,656

Operating expenses:
General and administrative	2,130	3,098	4,127	6,001
Sales and marketing	3,115	3,201	6,117	6,395
Research and development	555	882	974	1,877
	5,800	7,181	11,218	14,273

Income from operations	1,770	541	3,239	1,383

Interest income and other, net	27	20	35	27

Income before provision for income taxes	1,797	561	3,274	1,410

Provision for income taxes	686	335	1,250	662

Net income	$1,111	$226	$2,024	$748

Basic net income per share	$0.10	$0.02	$0.18	$0.06

Diluted net income per share	$0.10	$0.02	$0.17	$0.06

Shares used in the calculation of net income per share:

Basic	11,190,356	11,727,439	11,086,937	11,656,765

Diluted	11,680,113	11,735,403	11,640,846	11,847,788

Balance Sheet Data

	October 31, 2002	April 30, 2003
		(unaudited)
Cash and equivalents	$4,233	$8,288
Short-term investments	5,045	2,613
Total current assets	20,393	17,623
Total assets	58,101	59,500

Total current liabilities	3,831	3,877
Total liabilities	7,611	7,762
Total stockholders’ equity	50,490	51,738
Total liabilities and stockholders’ equity	$58,101	$59,500